Exhibit 99.1

FSP 50 South Tenth Street Corp. Liquidating Trust

September 7, 2017

FSP 50 South Tenth Street Corp. Liquidating Trust (the "Trust") is making its final liquidating distribution in the amount of $645 per unit of beneficial interest (one unit of beneficial interest in the Trust is equal to one share of preferred stock in the original investment entity, FSP 50 South Tenth Street Corp.). If you have requested that your distribution be directly deposited into a specified account, that deposit will have an effective date of September 15, 2017. NOTE: if your investment is in a retirement account, the distribution will be sent to your custodian or plan administrator.

The aggregate amount of $451,500 ($645 per unit of beneficial interest in the Trust multiplied by 700 total units of beneficial interest) being distributed on September 15, 2017 is comprised of the remaining balance in the Trust’s general reserve for unknown contingencies. The following table shows the components of the liquidation value of beneficial interest in the Trust:

	Aggregate	Per Preferred Unit
Liquidation Value	$66,728,403	$95,326

Preferred Unitholders:
Initial Liquidating Distribution Paid on September 19, 2014	$64,400,000	$92,000
2nd Liquidating Distribution Paid on June 11, 2015	$1,750,000	$2,500
Final Liquidating Distribution on September 15, 2017	$451,500	$645
Total Liquidating Distributions through September 15, 2017	$66,601,500	$95,145

Expenses of Trust since inception	$126,903	$181

Remaining Balance Held in the Trust's Reserve for Unknown Contingencies	$—	$—

After this payment, all funds from the Trust will have been distributed. This will be the final payment from the Trust. The final Grantor Letter will be mailed to all beneficial owners in March 2018.

Please feel free to contact our Investor Services group (800-950-6288) and speak directly with Georgia Touma, Assistant Vice President and Director of Investor Services, Lara Ryan, Investor Services Manager, or with Michelle Sullivan, Investor Services Specialist, with any questions you may have.

John F. Donahue

President – FSP Property Management LLC

In its capacity as Trustee of FSP 50 South Tenth Street Corp. Liquidating Trust

Safe Harbor for Forward-Looking Statements

Statements in this letter regarding the amount or timing of liquidating distributions and any other statements about future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: changes in government regulations, geopolitical events, unanticipated tax consequences, unanticipated claims and expenses, and the other factors described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC. The Trust disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this letter.